Exhibit 28 (a)(2) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FEDERATED ETF TRUST”, CHANGING ITS NAME FROM "FEDERATED ETF TRUST" TO "FEDERATED HERMES ETF TRUST", FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 2021, AT 12:13 O`CLOCK P.M.

5028206 8100 Authentication: 204899241

SR# 20214002968 Date: 12-07-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 12:13 PM 12/07/2021

FILED 12:13 PM 12/07/2021

SR 20214002968 - File Number 5028206

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Federated ETF Trust.

2.	The Certificate of Trust is hereby amended as follows: The name of the statutory trust is amended to:

"Federated Hermes ETF Trust" (the "Trust").

The Trustee of the Trust is now J. Christopher Donahue. Accordingly, the second Article of the Certificate of Trust shall be deleted in its entirety and replaced with the following:

"The name and business address of the trustee of the Trust is:

J. Christopher Donahue

Federated Hermes ETF Trust

4000 Ericsson Drive

Warrendale, PA 15086-7561."

3.	This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 7th day of December, 2021.

By: /s/ J. Christopher Donahue

Trustee

Name: J. Christopher Donahue

Typed or Printed